Exhibit 99.1

December 13, 2022

Liberty Broadband Corporation Declares Quarterly Cash Dividend on Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (Nasdaq: LBRDP). The per share amount of the quarterly cash dividend will be $0.43750001, payable in cash on January 17, 2023 to holders of record of the Preferred Stock at the close of business on January 3, 2023 (the “Record Date”).

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation